SECURITIES AND EXCHANGE COMMISSION
                      Washington, DC  20549


                             FORM 8-K

                          CURRENT REPORT


                  Pursuant to Section 13 of the
                 Securities Exchange Act of 1934


        Date of Earliest Event Reported: December 10, 1999


                   NEW ENGLAND ELECTRIC SYSTEM

        (exact name of registrant as specified in charter)



Massachusetts             1-3446             04-1663060
(state or other          (Commission        (I.R.S. Employer
jurisdiction of           File No.)         Identification No.)
incorporation)

       25 Research Drive, Westborough, Massachusetts 01582

            (Address of principal executive offices)

                         (508) 389-2000

      (Registrant's telephone number, including area code)

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Item 5.  Other Events
---------------------

   On December 10, 1999, the United States Nuclear Regulatory Commission (NRC) issued orders approving the proposed merger between New England Electric System (NEES) and the National Grid Group plc. The approval was required because NEES subsidiary New England Power Company (NEP) owns minority interests in the Seabrook and Millstone 3 nuclear power plants.

   The NRC orders are conditioned upon the creation of a Special Nuclear Committee of NEP, to be comprised of members who are all U.S. citizens. The Special Nuclear Committee will oversee all matters regarding the operation and finance of NEP's nuclear ownership interests, including NEP's divestiture strategy for those investments. Any changes regarding the Special Nuclear Committee must be approved by the NRC in advance. NEP announced on December 13, 1999, that two new directors will serve on the Special Nuclear Committee. They are L. Joseph Callan, former NRC executive director for operations, who will serve as committee chair, and Philip R. Sharp, former U.S. congressman and currently a lecturer in public policy at Harvard University's John F. Kennedy School of Government. NEP is actively pursuing divestiture of its nuclear interests as required by its restructuring agreements in Massachusetts, Rhode Island, and New Hampshire.

   The proposed NEES/National Grid merger has been approved or received support from several state and federal regulatory agencies. A final approval is required from the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935. The merger is expected to close by early 2000.

                            SIGNATURE

   Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.


                              NEW ENGLAND ELECTRIC SYSTEM


                              s/ John G. Cochrane

                              By
                                 John G. Cochrane
                                 Vice President and
                                 Treasurer

Date: December 15, 1999




The name "New England Electric System" means the trustee or trustees for the time being (as trustee or trustees but not personally) under an agreement and declaration of trust dated January 2, 1926, as amended, which is hereby referred to, and a copy of which as amended has been filed with the Secretary of The Commonwealth of Massachusetts. Any agreement, obligation or liability made, entered into or incurred by or on behalf of New England Electric System binds only its trust estate, and no shareholder, director, trustee, officer or agent thereof assumes or shall be held to any liability therefor.